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                                                                  EXHIBIT 12

                             BANPONCE CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                            (Dollars in thousands)


                                                                                      Year Ended December 31,
                                                  First         -----------------------------------------------------------------
                                                 Quarter
                                                   1994         1993            1992            1991            1990        1989
Income before income taxes                      $ 38,667       $132,140        $100,145        $ 72,164        $ 72,606    $ 67,695

Fixed charges:

   Interest expense                               73,628        280,008         300,135         387,134         281,561     307,273
   Estimated interest component
     of net rental payments                        1,207          4,827           4,691           4,674           3,007       2,483

   Total fixed charges including
     interest on deposits                         74,835        284,835         304,826         391,808         284,568     309,756

   Less: interest in deposits                     54,179        219,447         253,375         323,717         257,099     261,474

   Total fixed charges excluding
     interest on deposits                         20,656         65,388          51,451          68,091          27,469      48,282

Income before income taxes and
   fixed charges (including interest
   on deposits)                                 $113,502       $416,975        $404,971        $463,972        $357,174    $377,451

Income before income taxes and
   fixed charges (excluding interest
   on deposits)                                 $ 59,323       $197,528        $151,596        $140,255        $100,075    $115,977

Preferred stock dividends                       $    193       $    770        $    770        $    807               -           -


Ratio of earnings to fixed charges

   Including Interest on Deposits                    1.5            1.5             1.3             1.2             1.3         1.2

   Excluding Interest on Depostis                    2.9            3.0             2.9             2.1             3.6         2.4

Ratio of earnings to fixed charges & Preferred Stock Dividends

   Including Interest on Depostis                    1.5            1.5             1.3             1.2             1.3         1.2

   Excluding Interest on Deposits                    2.8            3.0             2.9             2.0             3.6         2.4
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